Exhibit 10.16

September 14, 2017

Mr. Larry Coble

Via Email

Strictly private and confidential

Dear Larry,

Congratulations! We are very pleased to extend you an employment offer for the position of Vice President, Colfax Business Systems (CBS), ESAB, reporting to me.

We look forward to having you as a part of our team, adding your skills, experiences and talent to our company. We believe Colfax is the type of organization that has the vision, culture and opportunities to further your career success and you will have a tremendous opportunity to build long-term wealth in the growth and profitability of Colfax.

Date of Employment	We anticipate that you will begin employment October 16, 2017.

Base Salary	Your starting annual salary will be US $330,000 payable semi-monthly. You will be eligible for annual merit increases consistent with our annual merit cycle, based on benchmarks and company merit increase guidelines.

Effective April 1, 2018 your annual base salary will be adjusted to $340,000. You will also be awarded a one off $20,000 cash payment at this time.

Annual Cash Bonus	You will be eligible to participate in our Management Incentive Compensation Plan (MIP) with a target of 50% of your base salary. The actual MIP payout is based on the achievement of ESAB financial performance against pre-set thresholds, targets, and maximums. The maximum payout is 250% of target. Your 2017 MIP award will be prorated based on the time you were employed at ESAB in 2017.

Transition Bonus	You will receive a transition bonus of US $223,000, 100% paid within 60 days of your start date. In the event you choose to terminate the employment relationship with the company prior to the expiration of two (2) years after your start date, you shall repay to the Company a pro-rata share of the transition bonus, which share shall be equal to 1/24th of the total amount paid, multiplied by the number of months remaining in the first two years after your start date, determined as of the date of your termination.

Equity Awards	You will be provided an up-front equity award of $610,000 upon hire. The grant will occur as soon as administratively possible following you date of hire. Grants typically occur within 30 days of hire date, or the nearest non-blackout date after your hire.

Your up-front equity award will be delivered in 50% stock options and 50% restricted stock units. These awards will vest 33 1/3% each year on the 1st, 2nd and 3rd anniversaries of the grant.

In addition, you will be eligible for future annual equity grants starting in February, 2018 based on your position and performance in accordance with our equity guidelines. The current target for your position is 50% of your base salary. Annual equity awards are currently delivered in 50% stock options and 50% restricted stock units. Annual equity awards vest 33 1/3% each year on the 1st, 2nd and 3rd anniversaries of the grant.

The terms and conditions of equity awards will be in accordance with Colfax’s 2016 Omnibus Incentive Plan or successor plan.

401(k)	You will have the opportunity to participate in the Colfax 401(k) Savings Plan with matching contributions. Colfax matches 100% of the first 4% that you contribute, and these matching contributions vest immediately. In addition, at its discretion, Colfax will make non-elective contributions of 2% into your account. These non-elective contributions vest over five years.

Health Benefits	Effective the first of the month following your date of hire, you and your family will be eligible to participate in health & welfare benefits including medical, dental, vision, short and long term disability, life and accidental death and dismemberment insurance.

Vacation & Holidays	You will be eligible to accrue 13.34 hours per month worked for a maximum of 20 days of vacation annually. Vacation is based on a current calendar year accrual system. You are also edible for one floating holiday and any company-paid holidays.

Larry, we also want to confirm that your employment is “at will”. This means that your employment is for no definite period of time, and either you or the company may terminate your employment at any time, with or without cause or notice. In accordance with Colfax policy, this offer is contingent upon acceptance of the Colfax code of conduct agreement, as well as acceptance of the ESAB Confidentiality and Non-Competition Agreement. Finally, this offer is contingent on successful completion of all reference and background checks, including drug screen.

We look forward to having you join us. It will be an excellent opportunity to work together to take the business to the next level of growth and success!

Sincerely,	ACKNOWLEGED & ACCEPTED:

/s/ Shyam Kambeyanda	/s/ Larry Coble Date: 9/19/17

Shyam Kambeyanda President ESAB and SVP Colfax Corporation	Larry Coble